Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 25, 2014 relating to the consolidated financial statements of Reven Housing REIT, Inc. and subsidiaries as of December 31, 2013 and 2012 and for each of the years then ended in Amendment No. 1 to the Registration Statement on Form S-11 (Registration No. 333-196282) and related prospectus of Reven Housing REIT, Inc. for the registration of shares of its common stock.

/s/ PKF

PKF

Certified Public Accountants

A Professional Corporation

San Diego, California

September 4, 2014